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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                               BROADBANDNOW, INC.


         The undersigned natural person, acting as an incorporator of a corporation under the General Corporation Law of Delaware, hereby adopts the following Certificate of Incorporation for such corporation:

                                   ARTICLE I
                                      NAME

         The name of the corporation is BroadbandNOW, Inc. (the "CORPORATION").

                                   ARTICLE II
                                     PURPOSE

         The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE III
                                     CAPITAL

         The authorized capital stock of the Corporation consists of 156,900,000 shares of stock, of which 100,000,000 shares are Class A Common Stock, par value $0.001 per share ("CLASS A COMMON STOCK"), 25,000,000 shares are Class B Common Stock, par value $0.001 per share ("CLASS B COMMON STOCK"), 25,000,000 shares are Class C Common Stock, par value $0.001 per share ("CLASS C COMMON STOCK") and 6,900,000 shares are Preferred Stock, par value $0.001 per share ("PREFERRED STOCK"). The shares of "Class A Common Stock", "Class B Common Stock", and "Class C Common Stock", are collectively referred to as the "COMMON STOCK".

         3.1 COMMON STOCK. The preferences, limitations, and rights of the Common Stock are:

                  3.1.1 VOTING. Except as set forth below, the Class A Common Stock, Class B Common Stock, and Class C Common Stock shall have identical voting rights, with the holders thereof having one vote for each share held.


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                  3.1.2 ELECTION OF DIRECTORS. The holders of Class B Common
         Stock shall elect two directors to the Board of Directors. All other directors, with a minimum of three, shall be elected by the holders of Class A Common Stock. The holders of the Class B Common Stock shall have the right at any time to remove and replace the two directors elected by them, with or without cause, and the holders of the Class A Common Stock shall have the right to remove and replace the remaining members of the Board at any time, with or without cause. The Board of Directors shall consist of at least five directors.

                  3.1.3 LIQUIDATION RIGHTS. Until such time as there is an Approved Offering (as hereinafter defined) or there is a redemption or conversion of all Class B Common Stock and Class C Common Stock and subject to any priorities of the Preferred Stock:

                           3.1.3.1 In the event of any liquidation, dissolution
                  or winding up of the Corporation (including without limitation a liquidation or reorganization under Chapter 11 of the United States Bankruptcy Code, as amended and as may hereinafter be amended) (a "LIQUIDATION"), after payment of any priority distributions due to the holders of Preferred Stock or otherwise due to the holders of Class B Common Stock and Class C Common Stock, the holders of Class B Common Stock and Class C Common Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (before any payment shall be made to the holders of Class A Common Stock of the Corporation) an amount equal to $1.0041 per share of Class B Common Stock and $2.1692 per share of Class C Common Stock (subject to appropriate adjustment for stock dividends, stock splits, combinations, and similar recapitalizations affecting the Class B Common Stock and Class C Common Stock) with such amount to be calculated as of the date of such payment.

                           3.1.3.2 If, upon any Liquidation, the assets of the
                  Corporation available for distribution to its stockholders, after payment of any priority distributions due to the holders of Preferred Stock, shall be insufficient (a "LIQUIDATION INSUFFICIENCY") to pay the holders of the Class B Common Stock and Class C Common Stock the full amount to which they shall be entitled, the holders of the Class B Common Stock and Class C Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders in proportion to the priority distributions above set forth.

                           3.1.3.3 After payment of the liquidation preference
                  to the holders of the Class B Common Stock and Class C Common Stock, the holders of the Class B Common Stock and Class C Common Stock shall not be entitled to share in the distribution of the remaining assets.



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                  3.1.4 CONVERSION RIGHTS OF CLASS B COMMON STOCK AND CLASS C
         COMMON STOCK.

                           3.1.4.1 Automatic Conversion. Upon the occurrence of
                  an Approved Offering, all shares of Class B Common Stock and Class C Common Stock held by each stockholder shall immediately and automatically be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock. The Corporation shall give not less than (i) ten
                  (10) days prior written notice to each holder of Class B Common Stock and Class C Common Stock of the estimated date of such Approved Offering and (ii) three (3) days prior written notice of the actual date of the Approved Offering. The Corporation and the holders of the Class B Common Stock and Class C Common Stock shall carry out the exchange procedures set forth under PARAGRAPH 3.1.4.3 as soon as practicable on or after the consummation of the Approved Offering, it being acknowledged by the Corporation that no holder shall be required to give notice otherwise required by PARAGRAPH 3.1.4.2.

                           3.1.4.2 Optional Conversion. A holder of shares of
                  Class B Common Stock or Class C Common Stock may, at his option, at any time and from time to time, convert all or any part of the shares of Class B Common Stock or Class C Common Stock beneficially owned by such holder into an equal number of fully paid nonassessable shares of Class A Common Stock by giving written notice to the Corporation and delivering the certificates evidencing the Class B Common Stock or Class C Common Stock in accordance with PARAGRAPH 3.1.4.3 below. Such notice shall specify the date and place for the consummation of the conversion.

                           3.1.4.3 Exchange of Stock Certificates. Following a
                  conversion pursuant to PARAGRAPH 3.1.4.1 above, each holder of shares of Class B Common Stock and Class C Common Stock shall surrender such holder's certificates evidencing such shares, at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Class A Common Stock into which such shares of Class B Common Stock and Class C Common Stock have been converted. Upon the effectiveness of a conversion pursuant to PARAGRAPH
                  3.1.4.1 above, each holder of shares of Class B Common Stock and Class C Common Stock to be converted into shares of Class A Common Stock shall be deemed to be the holder of record of the Class A Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Class B Common Stock and Class C Common Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation regarding the conversion shall not have been received by any holder of shares of Class B Common Stock and Class C Common Stock, or that the certificates evidencing such shares of Common Stock shall not have been actually delivered to such holder.




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                                    3.1.4.4  Adjustments to Conversion Ratio.

                                    3.1.4.4.1 Adjustment for Subdivisions and
                           Combinations. If the Corporation at any time or from time to time effects a subdivision or a combination of any class of the outstanding Common Stock, the conversion ratio(s) for converting shares of Class B Common Stock and Class C Common Stock to Class A Common Stock in accordance with PARAGRAPH 3.1.4.1 above (the "CONVERSION RATIO"), as in effect immediately prior to the subdivision or combination, shall be proportionately adjusted, as necessary, to maintain conversion rights for the holders of the Class B Common Stock and Class C Common Stock that are equivalent to the conversion rights held by such holders immediately prior to the subdivision or combination. Any adjustment(s) under this SUBPARAGRAPH 3.1.4.4.1 shall become effective at the time the subdivision or combination becomes effective.

                                    3.1.4.4.2 Adjustment for Certain Dividends
                           and Distributions. In the event the Corporation at any time declares or makes a dividend or other distribution with respect to the Class A Common Stock payable in additional shares of Class A Common Stock, then and in each such event the then current Conversion Ratio for the Class B Common Stock and Class C Common Stock shall be adjusted effective as of the date the additional shares of Class A Common Stock are issued by multiplying the then current Conversion Ratio for the Class B Common Stock and Class C Common Stock by a fraction (A) the numerator of which is the total number of shares of Class A Common Stock issued and outstanding immediately after the issuance of the additional shares of Class A Common Stock and (B) the denominator of which is the total number of shares of Class A Common Stock issued and outstanding immediately prior to the issuance of the additional shares of Class A Common Stock.

                                    3.1.4.4.3 Adjustment for Other Dividends and
                           Distributions. In the event the Corporation at any time declares or makes a dividend or other distribution with respect to the Class A Common Stock payable in securities of the Corporation other than additional shares of Class A Common Stock, then in each such event, provision shall be made so that the holders of Class B Common Stock and Class C Common Stock shall receive upon conversion thereof, in addition to the number of shares of Class A Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Class B Common Stock and Class C Common Stock been converted into Class A Common Stock prior to the effective date of the issuance of such other securities.

                                    3.1.4.4.4 Adjustment for Recapitalization,
                           Reclassification or Other Change. If the Class A Common Stock issuable upon the conversion of the Class B Common Stock and Class C Common Stock is changed into the same or a different number of shares of any class or



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                           classes of stock, whether by recapitalization,
                           reclassification or other change (other than a subdivision or combination of shares, a stock dividend or distribution, or a reorganization, provided for elsewhere in this PARAGRAPH 3.1.4.4) or into other securities or property, then in each such event, provision shall be made so that the holders of Class B Common Stock and Class C Common Stock shall receive upon conversion thereof the kind and amount of stock and other securities and property that they would have received had their Class B Common Stock and Class C Common Stock been converted into Class A Common Stock immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                                    3.1.4.4.5 Adjustment for Reorganizations. If
                           at any time or from time to time there is a capital reorganization of the Class A Common Stock (other than a recapitalization, reclassification or other change provided for elsewhere in this PARAGRAPH 3.1.4.4), then, in each such event, provision shall be made so that the holders of Class B Common Stock and Class C Common Stock shall receive upon conversion thereof, the kind and amount of stock and other securities and property that they would have received had their Class B Common Stock and Class C Common Stock been converted into Class A Common Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this PARAGRAPH 3.1.4.4 with respect to the rights of holders of the Class B Common Stock and Class C Common Stock after the reorganization to the end that the provisions of this PARAGRAPH 3.1.4.4 (including adjustment of the Conversion Ratio for such Class B Common Stock and Class C Common Stock then in effect and number of shares purchasable upon conversion of such Class B Common Stock and Class C Common Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

                           3.1.4.5 Payment of Taxes. The Corporation shall pay
                  all issue taxes, if any, incurred in connection with the issuance of its Class A Common Stock or other securities or properties on conversion of any shares of the Class B Common Stock or Class C Common Stock, but the Corporation shall not pay any transfer or other taxes incurred by reason of the issuance of such Class A Common Stock or other securities or properties in names other than those in which the share or shares of the Class B Common Stock or Class C Common Stock surrendered for conversion may stand.

                  3.1.5 NOTICE OF ADJUSTMENTS. Whenever the amount of Class A Common Stock or other securities deliverable upon the conversion of the Class B Common Stock and Class C Common Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal executive office and with any transfer agent or agents for its Common Stock, a statement, signed by an authorized officer of the Corporation, stating the newly adjusted amount of its Class A Common Stock or other securities deliverable per share of the Class B Common Stock and Class C Common



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         Stock calculated to the nearest one one-hundredth and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Class B Common Stock and Class C Common Stock at the holder's address as shown in the Corporation's books.

                  3.1.6 RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock the full number of shares of Class A Common Stock deliverable upon the conversion of all the then outstanding shares of Class B Common Stock and Class C Common Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Class A Common Stock upon the conversion of the Class B Common Stock and Class C Common Stock.

                  3.1.7 NO FRACTIONAL SHARES. No fractions of shares of Class A Common Stock shall be issued upon conversion. If more than one share of Class B Common Stock and Class C Common Stock shall be converted at any one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class B Common Stock and Class C Common Stock so surrendered. In lieu of any fractional shares that would otherwise be issuable upon conversion of any shares of Class B Common Stock and Class C Common Stock the Corporation shall when, as and if funds are legally available therefor pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined by the Board of Directors.

                  3.1.8 APPROVED OFFERING. An "APPROVED OFFERING" means the consummation of the first underwritten public offering of common stock of the Corporation pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (or any successor provision), with a concurrent listing on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq Stock Market, Inc. at an initial offering price of at least $20.00 per share (subject to adjustment, as described in PARAGRAPH 3.1.4.4 above) that results in gross proceeds to the Corporation (before deduction of underwriting discounts and expenses of sale) of not less than $30,000,000.

                  3.1.9 PREEMPTIVE RIGHTS. Subject to the preemptive rights of any Preferred Stock, except in the event of and until such time as an Approved Offering has been consummated, Class A Common Stock, Class B Common Stock, and Class C Common Stock stockholders shall have preemptive rights with regard to any future issuance of Common Stock of the Corporation permitting the stockholders to purchase additional shares of Common Stock pro rata at the same price and on the same terms and conditions of such issuance. Excluded from these preemptive rights are shares of Common Stock (i) issued upon conversion of Preferred Stock or other convertible securities, (ii) issued to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock grant or sale or option plan or other employee stock incentive program, (iii) issued as a dividend or distribution on Preferred Stock, or (iv) issued in connection with a merger, acquisition or other non-cash offering. In the event Class B Common Stock stockholders



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         waive their preemptive rights with respect to a future issuance of
         Common Stock, Class C Common Stock stockholders shall be deemed to have waived their preemptive rights with respect to that issue.

                           3.1.9.1 The Corporation shall deliver a notice by
                  certified mail (the "PREEMPTION NOTICE") to the holders of the preemptive rights stating (i) its bona fide intention to offer such shares, (ii) the number of such shares to be offered, and
                  (iii) the price and all material terms, if any, upon which it proposes to offer such shares. Such notice shall be given at the addresses of the holders as reflected in the Corporation's stock transfer records.

                           3.1.9.2 Within 20 calendar days after receipt of the
                  Preemption Notice, each such holder may elect to purchase or obtain, at the price and on the terms specified in the Preemption Notice, up to that portion of such shares or other securities which equals the proportion that the number of shares of Common Stock owned (assuming full conversion and exercise of all convertible or exercisable securities).

                           3.1.9.3 The Corporation may, during the 90-day period
                  following the expiration of the period provided in PARAGRAPH
                  3.1.9.2 above, offer the remaining unsubscribed portion of the shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Preemption Notice. If the Corporation does not enter into an agreement for the sale of the shares within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such shares shall not be offered unless first offered to the holders of Common Stock in accordance herewith.

                  3.1.10 RIGHT OF FIRST REFUSAL. Except in the event of and until the consummation of an Approved Offering, no holder of Common Stock shall be permitted to dispose of any shares of the Common Stock unless such shares shall have been offered for sale in writing first to the Corporation and then to the other stockholders of the Corporation (including the holders of a series of Preferred Stock to the extent required by the Statement of Designation creating such series) (the "REQUIRED PREFERRED STOCK") pro rata as set forth in this SUBSECTION
         3.1.10. In the event a stockholder desires to transfer any Common Stock, the stockholder desiring to make such transfer (the "TRANSFERRING STOCKHOLDER") shall deliver written notice (the "OFFER NOTICE") to the Corporation and to all other stockholders (including the holders of the Required Preferred Stock) at least sixty (60) days prior to the proposed transfer. The Offer Notice will disclose in reasonable detail the proposed number of shares to be transferred, the proposed transferee and the proposed price, terms and conditions of the transfer.

                           3.1.10.1 Upon receipt of the Offer Notice, the
                  Corporation shall have the option (the "CORPORATION'S OPTION") for a period of thirty (30) days to purchase or otherwise acquire all or part of the shares described in the Offer Notice for an aggregate amount (such aggregate amount being hereinafter referred to as the "OPTION PRICE") equal to the bona fide purchase price to be paid by the



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                  proposed purchaser as described in the Offer Notice (which amount shall be zero if the proposed transfer would take the form of a gift or other gratuitous transfer). The Corporation shall notify in writing all then current holders of Common Stock and the holders of the Required Preferred Stock as to whether it will exercise, partially exercise or not exercise the Corporation's Option before the expiration of the Corporation's Option.

                           3.1.10.2 In the event that the Corporation does not
                  elect to fully exercise the Corporation's Option within thirty
                  (30) days after receipt of the Offer Notice, the remaining holders of Common Stock and Required Preferred Stock shall have the option (each a "STOCKHOLDER'S OPTION") for a period of ten (10) days from the earlier of (i) their receipt of written notice from the Corporation of its decision not to exercise or to only partially exercise the Corporation's Option, or (ii) the expiration of the Corporation's Option (the "STOCKHOLDER ELECTION PERIOD"), to purchase or otherwise acquire all or part of the remaining shares which the Corporation does not choose to purchase pursuant to the Corporation's Option, in proportion to their respective ownership of shares of Common Stock (assuming for this purpose only, the full conversion of the Required Preferred Stock into shares of Common Stock pursuant to the Statement of Designation creating such series) which, for purposes of such determination, shall include without duplication all outstanding options, warrants or other rights owned by such stockholders that are convertible into shares of Common Stock as of the date of such notice from the Corporation (or the expiration of the Corporation's Option), for an amount equal to the applicable portion of the Option Price. Each holder of Common Stock and Required Preferred Stock shall notify in writing the Corporation as to whether such stockholder will exercise, partially exercise or not exercise the Stockholder's Option before the expiration of the Stockholder Election Period. At the expiration of the Stockholder Election Period, the Corporation shall promptly notify the holders of Common Stock and Required Preferred Stock as to any remaining shares for which no election to purchase has been made.

                           3.1.10.3 For a period of ten (10) days from the
                  receipt by the other holders of Common Stock and Required Preferred Stock of the written notice from the Corporation as described in the last sentence of PARAGRAPH 3.1.10.2 above, the other holders of Common Stock and Required Preferred Stock shall have the right (the "STOCKHOLDER'S SECOND OPTION") to purchase or otherwise acquire such stockholder's portion of the shares described in the Offer Notice in proportion to their respective ownership of shares of Common Stock (determined as described in PARAGRAPH 3.1.10.2 above).

                           3.1.10.4 If shares of a Transferring Stockholder
                  remain unsold after compliance with the procedures set forth in this SUBSECTION 3.1.10, the Corporation shall have the final option for ten (10) days to purchase or otherwise acquire all of the remaining shares proposed to be transferred for an amount equal to the applicable portion of the Option Price. If, however, the Corporation and the other stockholders do not individually or collectively elect to purchase all of the



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                  shares being offered, the Transferring Stockholder may, within thirty (30) days after the expiration of the Other Stockholder Election Period (subject to the provisions of PARAGRAPH
                  3.1.10.6 below), transfer all of the shares specified in the Offer Notice to the transferee identified in the Offer Notice at the price and terms stated in the Offer Notice. If the Transferring Stockholder fails to consummate such transfer within the thirty (30) day period after the expiration of the Other Stockholder Election Period, any transfer of the shares thereafter shall again be subject to the provisions of this SUBSECTION 3.1.10.

                           3.1.10.5 Unless otherwise agreed in writing, signed
                  by the person against whom such writing is sought to be enforced, the closing of any acquisition of Common Stock hereunder pursuant to the Corporation's Option or a Stockholder's Option shall take place within forty-five (45) days of an applicable option's exercise. If any such closing does not take place within such forty-five (45) day period, then the shares that were to be acquired shall be offered in accordance with this SUBSECTION 3.1.10 as though the applicable option had not been exercised.

                           3.1.10.6 Notwithstanding the foregoing provisions of
                  this SUBSECTION 3.1.10, the following shall apply in the event of any Involuntary Transfer of Common Stock. An "INVOLUNTARY TRANSFER" shall mean any transfer caused by the death of a stockholder, as well as any transfer, proceeding or action by, through, as a consequence of, or in which a stockholder shall be deprived or divested of any right, title or interest in or to any of the Common Stock of the Corporation, including, without limitation, any seizure under levy, attachment or execution, any transfer in connection with bankruptcy (whether pursuant to a filing of a voluntary or an involuntary petition under the United States Bankruptcy Code, or any amendments, modifications, revisions or successor statutes thereto) or other court proceeding to a debtor-in-possession, trustee in bankruptcy or receiver or other officer or agency, any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, any transfer pursuant to a separation agreement, equitable distribution agreement or community property distribution agreement, or the entry of a final court order in a divorce proceeding from which there is no further right of appeal.

                  In the event of any Involuntary Transfer, the Corporation shall give written notice to each stockholder upon the occurrence, or prospective occurrence, of such Involuntary Transfer within fifteen
         (15) days of the date on which the Corporation is notified of the occurrence or prospective occurrence of such Involuntary Transfer. The foregoing provisions of this SUBSECTION 3.1.10 then shall apply, except
         (i) the Option Price shall be the value of the Corporation as determined by a qualified representative of a nationally recognized investment banking or accounting firm mutually agreeable to the Corporation and the stockholder who made, or may make, the Involuntary Transfer, multiplied by the percentage of all equity interests in the Corporation that is then represented by the shares that are the subject of the Involuntary Transfer, such independent appraised value to take into account the earnings and book value of the Corporation, and (ii) the appraiser shall deliver written notice of such valuation to the Corporation and to all other stockholders



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         promptly following his completion of such valuation, and such written notice shall be considered the Option Notice for purposes of this SUBSECTION 3.1.10. The cost of the appraisal shall be shared equally by the Corporation and the stockholder who made, or may make, the Involuntary Transfer.

                  At the closing of any purchase by the Corporation or any stockholders pursuant to this PARAGRAPH 3.1.10.6, the involuntary transferee shall deliver certificates representing the Common Stock being purchased, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, and such shares shall be conveyed free and clear of any liens, claims, options, charges, encumbrances or rights of others arising through the action or inaction of the involuntary transferee, and the involuntary transferee shall so represent and warrant. The involuntary transferee shall further represent and warrant that he is the beneficial owner of such shares.

                  In the event the provisions of this PARAGRAPH 3.1.10.6 shall be held to be unenforceable with respect to any particular Involuntary Transfer of Common Stock, or if all of the shares subject to the Involuntary Transfer are not purchased by the Corporation and/or one or more stockholders, and if the involuntary transferee subsequently desires to transfer such Common Stock, the involuntary transferee shall be deemed to be a "Transferring Stockholder" under this SUBSECTION 3.1.10.

                  3.1.10.7 Notwithstanding anything to the contrary contained in this SUBSECTION 3.1.10, no stockholder shall transfer any Common Stock at any time if such action would constitute a violation of any federal or state securities laws or a breach of the conditions to any exemption from registration of the shares under any such laws or a breach of any undertaking or agreement of such stockholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Each stockholder agrees that any shares purchased or acquired by such stockholder shall bear appropriate legends restricting the sale or other transfer of such shares in accordance with applicable federal and state securities laws in addition to a legend referring to the restrictions set forth herein.

                  3.1.11 OTHER RIGHTS. Holders of Class B Common Stock and Class C Common Stock shall have all such additional rights as are set forth in any Stock Purchase Agreements, as amended from time to time, relating to Class B Common Stock and Class C Common Stock which has been executed by the Corporation and approved by the Corporation's Board of Directors.

         3.2. PREFERRED STOCK.

                  3.2.1 DESIGNATIONS. Shares of Preferred Stock may be issued from time to time in one or more series, each of which is to have a distinctive serial designation as determined in the resolution or resolutions of the Board of Directors providing for the issuance of such Preferred Stock from time to time.

                  3.2.2 RIGHTS AND PREFERENCES. Each series of Preferred Stock:



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

                           3.2.2.1 may have such number of shares;

                           3.2.2.2 may have such voting powers or may be without
                  voting powers;

                           3.2.2.3 may be subject to redemption at such time or
                  times and at such price;

                           3.2.2.4 may be entitled to receive dividends (which
                  may be cumulative or noncumulative) at such rate or rates, or such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

                           3.2.2.5 may have such rights upon the dissolution of,
                  or upon any distribution of the assets of, the Corporation;

                           3.2.2.6 may be made convertible into, or exchangeable
                  for, shares of any other class or classes, or of any other series of the same class or of any other class or classes, of stock of the Corporation at such price or prices or at such rates of exchange, and with adjustments;

                           3.2.2.7 may be entitled to the benefit of a sinking
                  fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

                           3.2.2.8 may be entitled to the benefit of conditions
                  and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation of stock of any class; and

                           3.2.2.9 may have such other power, preferences and
                  relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

         as in such instance is stated in the resolution or resolutions of the Board of Directors providing for the issuance of such Preferred Stock. Except where otherwise set forth in such resolution or resolutions the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

                  3.2.3 STATUS OF REDEEMED, PURCHASED OR CONVERTED SHARES OF PREFERRED STOCK. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will, after the filing of a proper certificate with the Delaware Secretary of State, have the status of authorized but unissued shares of

         Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

                                   ARTICLE IV
                        DIRECTORS; ELECTION OF DIRECTORS

         4.1 MANAGEMENT OF CORPORATION. All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by law or by the Certificate of Incorporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         4.2 DIRECTORS. In furtherance and not in limitation of the powers conferred by statute, the Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is expressly authorized:

                  4.2.1 to fix, determine and vary from time to time the amount to be maintained as surplus and the amount or amounts to be set apart as working capital; and

                  4.2.2 to designate by resolution or resolutions one or more committees, each committee to consist of one or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions or in the Bylaws of the Corporation, shall have and may, to the fullest extent permitted by law, exercise the power of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers on which the Corporation desires to place a seal. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolutions adopted by the Board of Directors.

         The Corporation may confer powers upon the Board of Directors of the Corporation in its Bylaws in addition to the powers conferred upon the Board of Directors in the Certificate of Incorporation and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

         4.3 NUMBER, ELECTION AND TERMS OF DIRECTORS. Subject to SUBSECTION 3.1.2, the number, qualifications, terms of office, manner of election, time and place of meeting, compensation and powers and duties of the directors may be prescribed from time to time by the Bylaws, and the Bylaws may also contain any other provisions for the regulation and management of the affairs of the Corporation not inconsistent with the law or the Certificate of Incorporation.

         The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than five (5) as specified from time to time in the Bylaws of the Corporation. The directors, other than those who may be elected by the holders of any series of

Preferred Stock, shall be divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term expiring at the annual meeting next following the end of the calendar year 1999, the directors first elected to Class II shall serve for a term expiring at the second annual meeting next following the end of the calendar year 1999, and the directors first elected to Class III shall serve for a term expiring at the third annual meeting next following the end of the calendar year 1999. Each director shall hold office until the annual meeting at which such director's term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

         At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

         Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistent with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one or more classes, the Board shall allocate it to that of the available classes whose terms of office are due to expire at the earliest date following such allocation.

         Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Cumulative voting of shares of any capital stock having voting rights is prohibited.

                                   ARTICLE V
                           REGISTERED OFFICE AND AGENT

         The street address of the initial registered office of the Corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

                                   ARTICLE VI
                                INITIAL DIRECTORS

         The number of directors constituting the initial Board of Directors is six (6) and the names, addresses and class of the persons who are to serve as directors until their successor or successors are elected and qualified are or their earlier death, resignation or removal:

                  James R. Price                        Tracy S. Turner
                  1440 Corporate Drive                  300 N. Greene Street
                  Irving, Texas  75038                  Suite 2100
                  Class III Director                    Greensboro, North Carolina  27401
                                                        Class I Director elected by holders of
                                                           Class B Common Stock

                  Charles W. (Bo) Price                 Russell R. Myers
                  1440 Corporate Drive                  300 N. Greene Street
                  Irving, Texas  75038                  Suite 2100
                  Class II Director                     Greensboro, North Carolina  27401
                                                        Class I Director elected by holders of
                                                           Class B Common Stock

                  Matthew Hutchins, Sr.                 Clay C. Scott
                  1440 Corporate Drive                  1440 Corporate Drive
                  Irving, Texas  75038                  Irving, Texas  75038
                  Class III Director                    Class II Director

                                   ARTICLE VII
                  LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of this ARTICLE VII by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VIII
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation, from time to time to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers at any time conferred upon the directors or stockholders of the Corporation by the Certificate of Incorporation and Bylaws or any amendment thereof are subject to such right of the Corporation.

                                   ARTICLE IX
                               AMENDMENT OF BYLAWS

         The Bylaws of the Corporation may be amended or repealed, or new Bylaws may be adopted, (i) by the Board of Directors of the Corporation at any duly held meeting or pursuant to a written consent in lieu of such meeting, or (ii) by the holders of a majority of the shares entitled to vote thereon represented at any duly held meeting of stockholders, provided that notice of such proposed action shall have been contained in the notice of any such meeting, or pursuant to a written consent signed by the holders of a majority of the outstanding shares entitled to vote thereon.

                                    ARTICLE X
                                  INCORPORATOR

         The name and address of the incorporator is:

                                  D. Forrest Brumbaugh, Esq.
                                  Winstead Sechrest & Minick P.C.
                                  1201 Elm Street
                                  5400 Renaissance Tower
                                  Dallas, Texas 75270

         The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly I have hereunto set my hand as of the 15th day of December, 1999.



                                        ---------------------------------------
                                        D. Forrest Brumbaugh



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